Exhibit 99.1

Using Airspan 5G Massive MIMO Antennas & Open RAN Software, Gogo Achieves Major Milestones Toward Developing 5G Air-to-Ground Network for Business Aircraft

Latest achievements include first 5G tower installations, successful coast-to-coast flight testing of 5G antennas on aircraft’s belly, interoperability testing using SIMs to the Gogo 5G core

BOCA RATON, FL, June 29, 2021– Airspan Networks Inc. (“Airspan”), which provides ground-breaking, disruptive software and hardware for 5G network solutions, is helping Gogo deliver 5G technology to business aircraft. Gogo Business Aviation (NASDAQ: GOGO) (“Gogo”), the world’s largest provider of broadband connectivity services for the business aviation market, has achieved several key milestones on the way to deploying a nationwide 5G air-to-ground (ATG) network, developing a portfolio of 5G antennas, software and other equipment in conjunction with Airspan.

Gogo 5G utilizes Airspan’s massive MIMO antennas, which are tightly integrated for use with Airspan’s OpenRANGE Air5G Sub-6 GHz Radio Unit (RU) Macros and fully virtualized 5G OpenRANGE vCU and vDU software. The unique antenna solutions are ruggedized and proven for harsh environments, and provide a series of critical features including:

●	Advanced beam shaping

●	High-precision beam pointing

●	Specifically designed beam profiles for air-to-ground applications with support for link ranges in excess of 300 km/186 miles

●	Interference suppression

●	Support of Doppler Effect exceeding 3GPP (industry standard) speeds in excess of 1200 kmh/ 750 MPH

Gogo’s latest achievements and developments for its 5G ATG network include:

●	Installation of the first two 5G antennas from Airspan on a tower. With the antennas now installed, Gogo will conduct prototype testing of system performance.

●	Completion of coast-to-coast flight testing by Gogo of its 5G belly-mounted antennas to validate their performance.

●	Interoperability testing using Gogo SIM cards connected to the Gogo 5G core network

Bringing 5G Technology to Aviation

“These key milestones are a great example of how Airspan is working with leading partners in their field to provide innovative and unique solutions using 5G,” said Airspan President and CEO Eric Stonestrom. “We are working closely with Gogo to help them bring 5G technology to aviation. With aircraft traveling at over 500 MPH and at 35,000-40,000 feet, there are numerous challenges to provide reliable connectivity. We believe Airspan engineers are the best in the industry, which is why Gogo has chosen Airspan as one of its key 5G partners.”

“The tests we’ve conducted and successfully passed validate what we modeled when we initially announced we would build a 5G network,” said Mike Syverson, senior vice president of engineering for Gogo. “There is a lot of software development to put those pieces together, and it’s all working very well, as we continue to work closely with Airspan and our other technology partners to test and buildout our nationwide ATG network.”

About Airspan

Airspan is a US-based provider of ground-breaking, disruptive software and hardware for 5G networks and a pioneer in end-to-end Open RAN solutions interoperable with other vendors. As a result of our innovative technology and significant R&D investments to build and expand our 5G solutions portfolio, Airspan believes it is well positioned with Open RAN, private networks, fixed wireless access (FWA) and CBRS solutions, providing solutions to tier 1 mobile network operators to deploy their networks of the future, today. With over 1 million cells shipped to 1,000 customers in more than 100 countries, Airspan has global scale. For more information, visit www.airspan.com.

In March 2021, Airspan entered into a business combination agreement with New Beginnings Acquisition Corp. (“NBA”) (NYSE American: NBA), pursuant to which Airspan will become a wholly-owned subsidiary of NBA. The closing of the business combination (the “Business Combination”) with NBA is subject to customary closing conditions, including shareholder approvals and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Upon closing, NBA will be renamed “Airspan Networks Holdings Inc.” and its common stock is expected to be listed on the NYSE American with the ticker symbol “MIMO.” See www.nbaspac.com for more information.

About New Beginnings Acquisition Corp.

New Beginnings Acquisition Corp. (NYSE American: NBA), is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. NBA’s business strategy is to identify and complete its initial business combination with a company that can benefit from (i) the managerial and operational experience of its management team, (ii) additional capital and (iii) access to public securities markets.

Additional Information and Where to Find It

This news release does not contain all the information that should be considered concerning the proposed Business Combination and related transactions (the “Proposed Transaction”) and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transaction. In connection with the Business Combination, NBA has filed a registration statement on Form S-4 (the “Form S-4”) with the SEC, which includes a preliminary proxy statement / prospectus with respect to certain matters upon which NBA stockholders will be asked to vote. NBA’s stockholders and other interested persons are advised to read, the preliminary proxy statement / prospectus and, when available, the amendments thereto and the proxy statement / prospectus and other documents filed in connection with the Proposed Transaction, as these materials will contain important information about Airspan, NBA and the Proposed Transaction. When available, the definitive proxy statement / prospectus and other relevant materials for the Proposed Transaction will be mailed to stockholders of NBA as of a record date to be established for voting on the Proposed Transaction. Stockholders will also be able to obtain copies of the preliminary proxy statement / prospectus, the definitive proxy statement / prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: New Beginnings Acquisition Corp., 800 1st Street, Unit 1, Miami Beach, FL 33139, USA.

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No Offer or Solicitation

This news release is for informational purposes only and is not intended to and shall not constitute a proxy statement or the solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transaction and is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

NBA, Airspan and their respective directors and executive officers may be deemed participants in the solicitation of proxies from NBA’s stockholders with respect to the Proposed Transaction. A list of the names of those directors and executive officers and a description of their interests in NBA is contained in the preliminary proxy statement / prospectus contained in the Form S-4. Additional information regarding the interests of such participants, which may, in some cases, be different than those of NBA and Airspan’s equity holders generally, is also set forth in the preliminary proxy statement / prospectus contained in the Form S-4, and will also be included in the definitive proxy statement / prospectus for the Business Combination when available.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, NBA’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding the development of 5G ATG networks and the likelihood and ability of the parties to successfully consummate the Proposed Transaction and the timing thereof. Such forward-looking statements are based upon the current beliefs and expectations of NBA’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond NBA’s control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in NBA’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of NBA’s securities; (ii) the risk that the transaction may not be completed by NBA’s business combination deadline and the potential failure to obtain an extension of the Business Combination deadline if sought by NBA; (iii) the failure to satisfy the conditions to the consummation of the Proposed Transaction, including the adoption of the business combination agreement by the stockholders of NBA and Airspan, the satisfaction of the minimum trust account amount following redemptions by NBA’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the lack of a third party valuation in determining whether or not to pursue the Proposed Transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (vi) the impact of COVID-19 on Airspan’s business and/or the ability of the parties to complete the Proposed Transaction; (vii) the effect of the announcement or pendency of the transaction on Airspan’s business relationships, performance and business generally; (viii) risks that the proposed transaction disrupts current plans and operations of Airspan; (ix) the outcome of any legal proceedings that may be instituted against Airspan or NBA related to the business combination agreement or the Proposed Transaction; (x) the ability to maintain the listing of NBA’s securities on the NYSE American; (xi) the price of NBA’s and the post-combination company’s securities may be volatile due to a variety of factors, including changes in the competitive and regulated industries in which Airspan operates, variations in performance across competitors, changes in laws and regulations affecting Airspan’s business and changes in the combined capital structure; (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the Proposed Transaction, and identify and realize additional opportunities; (xiii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Airspan operates; (xiv) the risk that Airspan and its current and future collaborators are unable to successfully develop and commercialize Airspan’s products or services, or experience significant delays in doing so; (xv) the risk that the post-combination company may not achieve or sustain profitability; (xvi) the risk that the post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xvii) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations; (xviii) the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; (xix) the risk that the rollout and utilization of 5G technology will not provide the expected benefits; (xx) the risk that Airspan is unable to secure or protect its intellectual property; and (xxi) the risk that the post-combination company’s securities will not be approved for listing on the NYSE American or if approved, maintain the listing.

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Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond NBA’s control. All information set forth herein speaks only as of the date hereof in the case of information about NBA and Airspan or the date of such information in the case of information from persons other than NBA or Airspan, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Airspan’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Investor Relations and Media Contact:

Howie Waterman

917-359-5505

hwaterman@airspan.com

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